UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  August 19, 2008 (August 15, 2008)

SENECA GAMING CORPORATION

(Exact Name of Registrant as Specified in Charter)

Not Applicable	333-117633	54-2122988
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

310 Fourth Street
Niagara Falls, NY (Seneca Nation Territory)		14303
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (716) 299-1100

Not Applicable

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.      Other Events.

Citizens Against Casino Gambling  in Erie County v. Kempthorne (WDNY)

Consistent with information previously reported by SGC, on  July 8, 2008, the federal district court in Citizens Against Casino Gambling in Erie County v. Kempthorne issued its decision and order finding that:  (a) the National Indian Gaming Commission (NIGC) determination that the Nation’s Buffalo Creek Territory is “Indian country” was in accord with Congress’ intent in enacting the Seneca Settlement Act of 1990, and (b) the NIGC’s July 2, 2007 determination that the Seneca Nation’s Buffalo Creek Territory is gaming-eligible land pursuant to the Indian Gaming Regulatory Act’s  settlement of a land claim exception is arbitrary, capricious, and not in accordance with the law.

The Court’s decision did not provide for injunctive relief, and SGC has continued its operations at the Seneca Buffalo Creek Casino.  Plaintiffs subsequently filed a motion on July 14, 2008 to force the court to enforce its judgment.  On July 22, 2008, the United States filed a motion responding to the plaintiffs’ motion to enforce and requesting that the case be remanded to the NIGC for further consideration. The remand motion is based upon significant changes in the controlling law, as interpreted by the U.S. Department of Interior.  The Seneca Nation of Indians simultaneously filed an amicus brief supporting the United States’ motion for remand to the NIGC and opposing the plaintiffs’ motion to enforce.  Oral argument on the foregoing motions was scheduled for August 21, 2008.

As a material development in the case, on August 15, 2008, the court issued an order deeming the motions submitted to the court without oral argument, and indicating that a decision on the motions will be issued on or before August 26, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SENECA GAMING CORPORATION
(Registrant)

Date: August 19, 2008		/s/ Barry W. Brandon
	Name:	Barry W. Brandon
	Title:	Senior Vice President and General Counsel